Exhibit (d)-(10)

Final Version

AMENDED AND RESTATED CONSORTIUM AGREEMENT

among

CHUANWEI ZHANG

LING WU

FIRST WINDY INVESTMENT CORP.

RICH WIND ENERGY THREE CORP.

and

ANHUI ZHONGAN XINZHAO PRIVATE EQUITY INVESTMENT LLP

GUANGZHOU HUIFU KAILE INVESTMENT (L.P.)

SHANGHAI DAJUN GUANCHENG CAPITAL FUND

Dated as of June 22, 2016

TABLE OF CONTENTS

		Page

ARTICLE I PROPOSAL; DEBT FINANCING; SURVIVING COMPANY OWNERSHIP

SECTION 1.01.	Participation in Transaction	2
SECTION 1.02.	Transaction Process	3
SECTION 1.03.	Debt Financing	3
SECTION 1.04.	Transaction Vehicles	3
SECTION 1.05.	Post-Closing Ownership	4

ARTICLE II PARTICIPATION IN TRANSACTION; ADVISORS; APPROVALS

SECTION 2.01.	Participation in the Transaction	5
SECTION 2.02.	Information Sharing and Roles	5
SECTION 2.03.	Appointment of Advisors	5
SECTION 2.04.	Waivers and Consents	6

ARTICLE III TRANSACTION COSTS

SECTION 3.01.	Expenses and Fee Sharing	6

ARTICLE IV LIMITATION OF LIABILITY

SECTION 4.01.	Limitation of Liability	7

ARTICLE V EXCLUSIVITY

SECTION 5.01.	Exclusivity Period	8

ARTICLE VI TERMINATION

SECTION 6.01.	Failure to Agree	9
SECTION 6.02.	Effect of Termination For Failure to Agree	9

ARTICLE VII ANNOUNCEMENTS AND CONFIDENTIALITY

SECTION 7.01.	Announcements	10
SECTION 7.02.	Confidentiality	10
SECTION 7.03.	Permitted Disclosures	10

ARTICLE VIII NOTICES

SECTION 8.01.	Notices	11

ARTICLE IX REPRESENTATIONS AND WARRANTIES

SECTION 9.01.	Representations and Warranties	12
SECTION 9.02.	Target Ordinary Shares	12

THIS AMENDED AND RESTATED CONSORTIUM AGREEMENT is made as of June 22, 2016, among Chuanwei Zhang (the “Founder”), Ling Wu (“Ms. Wu”), First Windy Investment Corp., a company incorporated under the laws of the British Virgin Islands (“Founder Vehicle 1”), Rich Wind Energy Three Corp., a company incorporated under the laws of the British Virgin Islands (“Founder Vehicle 2” and together with Founder Vehicle 1, Ms. Wu and the Founder, the “Founder Parties”), and Anhui Zhongan Xinzhao Private Equity Investment LLP, Guangzhou Huifu Kaile Investment (L.P.) and Shanghai Dajun Guancheng Capital Fund (each a “Sponsor” and together with any other financials sponsor which becomes a party to this Agreement in accordance with this Agreement, the “Sponsors”). Each of the Founder Parties (taken as a whole), and the Sponsors is referred to herein as a “Party” and collectively, the “Parties” or the “Consortium”.

WHEREAS, the Founder Parties, Guangzhou Huifu Kaile Investment (L.P.) and Shanghai Dajun Guancheng Capital Fund entered into a Consortium Agreement dated as of February 2, 2016 and Anhui Zhongan Xinzhao Private Equity Investment LLP entered into an Adherence Agreement with the other Parties hereto dated as of February 4, 2016 (together the “Existing Consortium Agreement”), and each of the Parties would like to amend and restate in its entirety the Existing Consortium Agreement as set forth hereinafter.

WHEREAS, the Parties propose to undertake a transaction (the “Transaction”) with respect to China Ming Yang Wind Power Group Limited (the “Target”), a company listed on the New York Stock Exchange (“NYSE”), in which the Founder (whether directly or through Founder Vehicle 1) holds 12,134,593, or approximately 7.67%, and Ms. Wu (whether directly or through Founder Vehicle 2) holds 40,294,306, or approximately 25.47% of the issued and outstanding ordinary shares, par value US$0.001 per share (“Target Ordinary Shares”) as of the date of this Agreement, and none of the Sponsors nor any of their respective Affiliates beneficially own any of the issued and outstanding Target Ordinary Shares (and does not beneficially own any options, warrants or other rights which are exercisable or exchangeable for, or convertible into, Target Ordinary Shares) as of the date of this Agreement. The purpose of the Transaction is to acquire the Target which would result in a delisting of the Target from NYSE and deregistering the Target under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, in connection with the Transaction, the Parties propose (i) to form a new company (“Holdco”) under the laws of the PRC, (ii) to cause Holdco to form a direct, wholly-owned subsidiary (“BVI I”) under the laws of the British Virgin Islands, (iii)to cause BVI I to form a direct, wholly-owned subsidiary (“Parent”) under the laws of the British Virgin Islands and (iv)to cause Parent to form a direct, wholly-owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands. At the Closing (as defined below), the Parties intend that (a) Merger Sub will be merged with and into the Target (the “Merger”), with the Target being the surviving company (the “Surviving Company”) and becoming a direct subsidiary of Parent, (b) each outstanding Target Ordinary Share as specified in Schedule A, other than the Rollover Shares (as defined below) held by the Rollover Shareholders (subject to any exceptions to be agreed between the Parties), will be cancelled in consideration for the right to receive the merger consideration per Target Ordinary Share to be set forth in the Merger Agreement (as defined below) (the “Merger Consideration”), (c) each vested Target option (subject to any exceptions to be agreed between the Parties) shall be cancelled in the Merger in consideration for a right to receive cash with a value equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of such vested Target option and (ii) the number of Target Ordinary Shares underlying such vested Target option, net of any applicable withholding taxes; provided that if the exercise price of any such vested Target option is equal to or greater than the Merger Consideration, such vested Target option shall be cancelled without any payment therefor, (d) each unvested Target option and each restricted share award of the Target shall be cancelled in the Merger without the payment of any consideration to the holder thereof or assumed by Parent or one of its affiliates after the Effective Time, and (e) all Target Ordinary Shares held by the Rollover Shareholders, as specified in Schedule A (collectively, the “Rollover Shares”) will be converted into Common Shares (as defined below) at the effective time of the Merger (subject to any exceptions to be agreed between the Parties);

WHEREAS, the Founder has submitted a non-binding proposal, dated as of November 2, 2015 (the “Proposal”) to the Target’s board of directors in connection with the Transaction; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Target, including conducting due diligence of the Target and its business, (b) discussions regarding the Proposal with the Target, (c) the negotiation of the terms of definitive documentation in connection with the Transaction (in which negotiations the Parties expect that the Target will be represented by a special committee of independent and disinterested directors of the Target), including an agreement and plan of merger among Holdco, Parent, Merger Sub and the Target in the form to be agreed by the Parties (the “Merger Agreement”), which shall be subject to the approval of the board of directors of the Target, and (d) the finalization of definitive debt financing documents or additional equity investments in connection with the Transaction.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree to amend and restate the Existing Consortium Agreement as follows:

ARTICLE I

PROPOSAL; DEBT FINANCING; SURVIVING COMPANY OWNERSHIP

SECTION 1.01. Participation in Transaction. The Parties agree to participate in the Transaction on the terms set forth in this Agreement. The Parties further agree that, the admission of any new party as a member of the Consortium to participate in the Transaction shall be subject to the prior approval of the Founder and the Sponsors, and upon such approval (if required) by the Founder and the Sponsors, such new party shall execute an Adherence Agreement agreeing to be bound by the terms hereof as a “Sponsor”, a form of which is attached hereto as Schedule C.

SECTION 1.02. Transaction Process. The Parties shall: (a) undertake due diligence with respect to the Target and its business; (b) engage in discussions with the Target regarding the Proposal; and (c) negotiate in good faith the terms of the Documentation (including the terms of any other agreements between the Parties required to support the Proposal or to regulate the relationship between the Parties). The Parties agree to negotiate in good faith to reach agreement on a shareholders’ agreement of the Surviving Company (the “Shareholders’ Agreement”) that would, among other things, govern the relationship of the shareholders in the Surviving Company, subject to the finalization of the rollover arrangements (“Rollover Agreement”) with the Rollover Shareholders in accordance with Section 1.04(c) and Section 1.05, following the Closing, and that would contain provisions customary for transactions of this type. This Agreement constitutes preliminary arrangements among the Parties with respect to their relationship as Consortium members and does not constitute any binding commitment by any Party to consummate the Transaction. Such binding commitment to consummate the Transaction will result only upon agreement and execution of the Documentation, and in no event will any Party be obligated to enter into any Documentation without such Party’s consent.

SECTION 1.03. Debt Financing.

(a) The Founder and the Sponsors shall use their respective reasonable best efforts and cooperate in good faith to arrange debt financing (“Debt Financing”) for the Target to be implemented through Holdco at or following the Closing on market terms (as mutually agreed by the Parties). The Founder and the Sponsors shall coordinate with banks and other financing sources identified by the Founder (the “Financing Banks”) in connection with the Debt Financing, and the Founder Parties and the Sponsors shall provide such assistance in connection with arranging the Debt Financing as may be reasonably requested by the Founder. Notwithstanding the foregoing, the Founder shall (i) consult with the Sponsors on the terms of all Debt Financing documentation, the agreement of which shall be subject to the mutual consent of the Founder and the Sponsors, (ii) not agree to any terms of the Debt Financing that would reasonably be expected to disproportionately (as compared to the Founder) and adversely impact the Sponsors without the consent of the Sponsors, (iii) circulate to the Sponsors all drafts of the Debt Financing documentation, (iv) inform the Sponsors of the status of discussions and negotiations with the sources of the Debt Financing, and (v) include the Sponsors in such discussions and negotiations if so reasonably requested.

(b) Each of the Parties shall (i) furnish the Financing Banks with financial and other pertinent information as may be reasonably requested by the Financing Banks as promptly as practicable, including all financial statements, business plans, forecasts and projections, and financial and other data of the type and form customarily required to consummate the facilities contemplated by the Debt Financing, subject to appropriate confidentiality undertakings, (ii) assisting with the preparation of materials for bank information memoranda and similar documents required in connection with the Debt Financing, and (iii) taking all corporate actions reasonably requested by the Financing Banks to permit the consummation of the Debt Financing, including facilitating the pledging of collateral and, in connection therewith, executing and delivering any pledge and security documents (including with respect to the securities of Holdco, BVI I, Parent and the Surviving Company), other definitive financing documents or other certificates, or documents as may be requested by the Financing Banks.

SECTION 1.04. Transaction Vehicles.

(a) Unless the Parties otherwise agree, the Founder and the Sponsors shall:

(i) prior to the execution of the Merger Agreement, incorporate Holdco, cause Holdco to incorporate BVI I, cause BVI I to incorporate Parent, and cause Parent to incorporate Merger Sub;

(ii) negotiate in good faith and agree on a term sheet setting forth the key terms of the Shareholders’ Agreement and commence negotiation of the Shareholders’ Agreement with a view to finalizing such agreement no later than the Closing, upon which such agreement shall become effective; and

(iii) negotiate in good faith and use commercially reasonable efforts to agree on the memorandum and articles of association of Holdco, BVI I, Parent and Merger Sub, and the memorandum and articles of association of Merger Sub shall become the memorandum and articles of association of the Surviving Company upon the Closing.

(b) The relative ownership of the equity interest in Holdco (“Holdco Shares”) among the Founder and the Sponsors shall be based on their relative capital contributions to Holdco to be made in accordance with a subscription agreement to be entered into by and among Holdco and the Sponsors (“Subscription Agreement”).

(c) In connection with the execution of the Merger Agreement, each of the Rollover Shareholders are currently contemplated to enter into a rollover agreement in customary form, pursuant to which they agree that, at the Closing, at least 70,528,755 Target Ordinary Shares, representing at least 44.6% of the fully diluted share capital of the Target as of the date of this Agreement, shall be converted into such number of Common Shares (as defined below) at the effective time of the Merger as calculated in accordance with Section 1.05.

SECTION 1.05. Post-Closing Ownership. Subject to the finalization of the rollover arrangements with the Rollover Shareholders in accordance with Section 1.04(c), the Rollover Shareholders are currently contemplated to convert their respective Rollover Shares into newly issued common shares of the Surviving Company (the “Common Shares”) at the effective time of the Merger and upon such conversion and issuance of the Common Shares, each Rollover Shareholder shall pledge all the Common Shares owned by such Rollover Shareholder as part of the collateral to the Debt Financing as prescribed in Section 1.03(b)(iii). A capitalization table of the Surviving Company immediately after the Closing as currently contemplated is attached hereto as Schedule B, which reflects the Parties’ and the Rollover Shareholders’ relative direct or indirect ownership of Common Shares (based on their relative direct or indirect capital contributions to the Surviving Company, as adjusted for their relative collateral contribution to the Debt Financing); provided, that (i) each Rollover Share shall be valued at the Merger Consideration, (ii) the Sponsor’s capital contribution to the Surviving Company shall be deemed to be the amount of its equity contribution to Holdco and (iii) the capital contribution to the Surviving Company by each of the Founder Parties, shall be deemed to be the sum of (A) the value of the Rollover Shares held by each of them (valued at the Merger Consideration) and (B) the amount of the equity contribution to Holdco by each of them (if applicable). For the avoidance of doubt, the Parties agree that the obligation of the Parties and the Rollover Shareholders to purchase and pay for any Common Shares to be purchased by them shall be subject to the satisfaction or waiver of the various conditions to the obligations of Parent and Merger Sub to be set forth in the Merger Agreement.

ARTICLE II

PARTICIPATION IN TRANSACTION; ADVISORS; APPROVALS

SECTION 2.01. Participation in the Transaction. Each Party shall participate in the negotiation of the terms of the Documentation in connection with the Transaction and shall use its reasonable best efforts to (a) comply with any information delivery or other requirements (including confidentiality agreements with the Target) entered into by Holdco, BVI I, Parent, a Party or an Affiliate of a Party and shall not, and shall direct that its Representatives do not, cause (by their action or omission) any other person to breach such arrangements or obligations, (b) participate in meetings with the Special Committee and its advisors and (c) execute any confidentiality agreements reasonably required by the Target in connection with gaining access to information with respect to the Target in connection with the Transaction.

SECTION 2.02. Information Sharing and Roles.

(a) Each Party shall cooperate in good faith in connection with the Proposal and the Transaction, including by (i) sharing all information reasonably necessary to evaluate the Target, including technical, operational, legal, accounting and financial materials and relevant consulting reports and studies, (ii) providing each other, Holdco, BVI I or Parent with all information reasonably required concerning such Party or any other matter relating to such Party in connection with the Transaction and any other information a Party may reasonably require in respect of the other Party and its Affiliates for inclusion in the Documentation, (iii) providing timely responses to requests by another Party for information, (iv) applying the level of resources and expertise that such Party considers is necessary and appropriate to meet its obligations under this Agreement, and (v) conducting negotiations with the Special Committee, its advisors and other parties in connection with the Transaction and in coordination with each other. Unless the Parties otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation MA of the Exchange Act).

(b) The Parties shall work together in good faith to agree on necessary public statements about their intentions in relation to the Target. The issuance of any such public statement shall be subject to Section 7.01.

(c) Notwithstanding Section 2.02(a) and except as may otherwise be required by Applicable Laws (including in connection with any Documentation required to be filed with or submitted to any governmental agency), no Party is required to make available to the other Parties any information which it considers to be commercially sensitive information, or which it otherwise held subject to an obligation of confidentiality.

SECTION 2.03. Appointment of Advisors. (a) The Parties shall agree to the scope and engagement terms of all joint Advisors to Holdco, BVI I, Parent and/or the Parties in connection with the Transaction. The following Advisors have been jointly selected by the Parties to represent the Consortium in connection with the Transaction: (1) Simpson Thacher & Bartlett as international counsel, (2) King & Wood Mallesons as PRC counsel (“King & Wood”), (3) Travers Thorp Alberga as Cayman Islands counsel and (4) KPMG as PRC accounting and tax advisor (“KPMG”).

(b) If a Party requires separate representation in connection with any issues arising out of the Proposal or the Transaction (including any due diligence investigation with respect thereto) or other matters contemplated by the Documentation, it may retain other Advisors (the “Separate Advisors”) to advise it. Notwithstanding anything to the contrary contained herein, each Party which engages any Separate Advisors shall be solely responsible for the fees and expenses of any such separate Advisors unless otherwise agreed to in advance by the Parties in writing. Each Party which engages any Separate Advisors other than those advisors set forth in this Section 2.03 shall provide prior notice to the other Parties of such engagement together with an estimate of fees and expenses of such Separate Advisors.

SECTION 2.04. Waivers and Consents. Each Party shall use reasonable best efforts, and shall provide all cooperation as may be reasonably requested by the other Party, to obtain all applicable governmental, statutory, regulatory or other consents, licenses, waivers or exemptions required for the consummation of the Transaction. Each Party shall bear the cost of obtaining any such waivers and consents required to be obtained solely by such Party. The costs of obtaining any such waivers and consents required to be obtained by all Parties as a condition to consummation of the Transaction shall be borne by all Parties in accordance with Section 3.01.

ARTICLE III

TRANSACTION COSTS

SECTION 3.01. Expenses and Fee Sharing. (a) If the Transaction is consummated then, at or immediately following the Closing, the Surviving Company shall reimburse the Parties for, or pay on behalf of the Parties, all of their out-of-pocket costs and expenses incurred prior to the Closing in connection with (i) the negotiation, delivery and execution of this Agreement, the Merger Agreement, any Debt Financing documentation and the other Documentation, and (ii) any actions taken in accordance with the terms of the Documentation, including regulatory filings made or to be made pursuant to the Merger Agreement, including, without limitation, the reasonable fees, expenses and disbursements of Advisors retained by the Parties pursuant to Section 2.03(a) incurred in connection with the foregoing and any Claims paid by any Party (other than as a result of the fraud, willful misconduct or breach of this Agreement by such Party) (collectively, the “Investor Expenses”); provided, however, that the Surviving Company shall not be required to reimburse any Party for any out-of-pocket costs, expenses and fees applicable solely to such Party in connection with its Participation in the Transaction, including any costs, expenses and fees incurred by such Party (x) in connection with any separate representation of such Party as contemplated by Section 2.03(b) of this Agreement, (y) to obtain approvals or waivers and consents applicable solely to such Party as contemplated by Section 2.04 of this Agreement (collectively the “Excluded Investor Expenses”), which shall be borne solely by the Party incurring such costs, expenses and fees unless otherwise agreed to in advance by the Parties in writing.

(b) If the Transaction is not eventually consummated without any breach by any Party, the Parties agree to share, on a pro rata basis in accordance with their Respective Proportions, out-of-pocket costs, expenses and fees incurred by the Parties in connection with the Transaction, including (i) any costs, expenses and fees payable to Advisors appointed by the Parties under Section 2.03(a) of this Agreement, and (ii) any termination or other fees or amounts payable to the Target by Parent or Merger Sub (or one or more of its Affiliates or designees) pursuant to the Merger Agreement, (iii) any costs, fees and expenses payable by any Party incurred in the defense, pursuit or settlement of any disputes or litigation relating to the Transaction (whether or not incurred prior to any termination of this Agreement) or (iv) any costs, fees and expenses related to the establishment and deregistration of Holdco, BVI I, Parent and Merger Sub; provided, however, that none of the Parties shall be required to share any Excluded Investor Expenses incurred by another Party, which shall be borne solely by such Party incurring such Excluded Investor Expenses. Notwithstanding anything to the contrary contained herein, the Sponsors shall be solely responsible for and share, on a pro rata basis in accordance with their Respective Proportions, the fees and expenses of King & Wood and KPMG incurred in connection with any due diligence of the Target and its business conducted by King & Wood and KPMG (the “Sponsors Due Diligence Expenses”).

(c) If the Transaction is not consummated due to the unilateral breach of this Agreement by one or more Parties, then the breaching Party or Parties shall jointly and severally pay or reimburse (as applicable) any non-breaching Party for all of its out-of-pocket costs, expenses and fees incurred in connection with this Transaction, including any such costs, expenses and fees set forth in clauses (i), (ii) and (iii) of Section 3.01(b), and any Financing Banks engaged by the Consortium in connection with the Debt Financing, in each case without prejudice to any rights and remedies otherwise available to such non-breaching Parties.

(d) Each Party shall be entitled to receive, on a pro rata basis in accordance with its Respective Proportion, any termination or other fees or amounts payable to Parent or Merger Sub by the Target pursuant to the Merger Agreement, net of the expenses required to be borne by them pursuant to Section 3.01(b).

ARTICLE IV

LIMITATION OF LIABILITY

SECTION 4.01. Limitation of Liability. Subject to Section 3.01(c), the obligations of each Party under this Agreement are several (and not joint or joint and several) and each Party’s obligation for costs, expenses and fees pursuant to Article III is capped at such Party’s Respective Proportion; provided that the obligations of the Founder Parties under this Agreement shall be joint and several as among the Founder Parties and the Founder Parties’ joint Liability shall be capped at the aggregate amount of the Founder Parties’ Respective Proportions. Subject to Section 3.01(c), each Party shall be responsible for any Claim against such Party and each Party shall be responsible for any Claim against any of Holdco, BVI I, Parent or Merger Sub up to each Party’s Respective Proportion; provided, that where any Claim has arisen as a result of the fraud, willful misconduct or breach of this Agreement by a Party, the Liability for such Claim will rest solely with the Party who has committed such act of fraud, willful misconduct or breach. Subject to Section 3.01(c), if the amount paid by a paying Party is more than such Party’s Respective Proportion of the relevant Liability, the other Parties shall immediately upon demand by the paying Party, pay to the paying Party such sum as may be necessary to ensure that each Party bears only its Respective Proportion of such Liability.

ARTICLE V

EXCLUSIVITY

SECTION 5.01. Exclusivity Period. Subject to Article VI, during the Exclusivity Period each Party shall:

(a) work exclusively with the other Party to implement the Transaction, including to (i) evaluate the Target and its business; (ii) engage in discussions with the Target regarding the Proposal; (iii) prepare and submit to the Target the Merger Agreement; (iv) conduct negotiations, prepare and finalize the Documentation in the forms to be agreed by the Parties; and (v) vote, or cause to be voted, at every shareholder meeting (whether by written consent or otherwise, all Securities beneficially owned by such Party and which have voting rights against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction.

(b) not, without the written consent of the other Party, directly or indirectly, either alone or with any of its Representatives: (i) make a Competing Proposal or join with, or invite, any other person to be involved in the making of any Competing Proposal; (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal; (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is directly inconsistent with the Transaction as contemplated under this Agreement; (v) acquire or dispose of any Securities, and in the case of the Founder Parties, directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of their respective Affiliates of an interest in any Securities, in each case, except as expressly contemplated under this Agreement and the Documentation, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or any right, title or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities, (vi) take any action that would make have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement; or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing) with any other person regarding the matters described in Section 5.01(a) or 5.01(b);

(c) immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all persons conducted heretofore with respect to a Competing Proposal; and

(d) notify the other Party promptly if it or any of its Representatives receives any approach or communication with respect to any Competing Proposal and shall promptly disclose to the other Party the identity of any other persons involved and the nature and content of the approach or communication and provide the other Parties with copies of any written communication.

ARTICLE VI

TERMINATION

SECTION 6.01. Failure to Agree. (a) If the Parties are unable to agree either (i) as between themselves upon the material terms of the Transaction or the Debt Financing for the Transaction, or (ii) with the Special Committee on the material terms of a Transaction which the Special Committee agrees to recommend to the public shareholders of the Target, then (x) either the Founder Parties or a Sponsor, as the case may be, may cease its participation in the Transaction by delivery of a written notice to the other Parties, and (y) this Agreement shall terminate with respect to each such withdrawing Party, following which the provisions of Section 6.02(a) will apply.

(b) After the execution of the Merger Agreement, no Party shall be entitled to cease its participation in the Transaction and this Agreement shall only terminate, subject to Section 6.02(a), upon the earlier of (x) the Closing, and (y) the date that the Merger Agreement is validly terminated in accordance with its terms.

(c) Subject to Section 6.02(b), this Agreement shall terminate with respect to all Parties upon the earlier to occur of (x) a written agreement among the Parties to terminate this Agreement, and (y) the Closing.

SECTION 6.02. Effect of Termination For Failure to Agree. (a) Upon termination of this Agreement with respect to a Party under Section 6.01(a) or Section 6.01(b), Article III (Transaction Costs), Article IV (Limitation of Liability), Article V (Exclusivity), Article VI (Termination), Section 7.02 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) shall continue to bind such Party and such Party shall be liable under Article III for its pro rata portion of any Investor Expenses incurred prior to the termination of this Agreement with respect to such Party.

(b) Upon termination of this Agreement with respect to a Party under Section 6.01(c), Article III (Transaction Costs), Article VI (Termination), Section 7.02 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) shall continue to bind such Party and such Party shall be liable under Article III for its pro rata portion of any Investor Expenses incurred prior to the termination of this Agreement with respect to such Party.

(c) Other than as set forth in Section 6.02(a) and Section 6.02(b) or in respect of a breach of this Agreement by any Party prior to the termination of this Agreement with respect to such Party, the Parties shall otherwise not be liable to each other in relation to this Agreement.

ARTICLE VII

ANNOUNCEMENTS AND CONFIDENTIALITY

SECTION 7.01. Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange (but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the non-announcing Party and the non-announcing Party has had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable). Any announcement to be made by the Parties or their Affiliates (including Holdco, BVI I and Parent) in connection with the Transaction shall be jointly coordinated and agreed by the Parties.

SECTION 7.02. Confidentiality. (a) Except as permitted under Section 7.03, each Party shall not, and shall direct that its Representatives do not, without the prior written consent of the other Party, disclose any Confidential Information received by it (the “Recipient”) from the other Party (the “Discloser”). Each Party shall not and shall direct its Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b) Subject to Section 7.02(c), the Recipient shall safeguard and return to the Discloser any Confidential Information which falls within paragraph (a) of the definition of Confidential Information, on demand, or in the case of electronic data (other than any electronic data stored on the back-up tapes of the Recipient’s hardware), destroy at the option of the Recipient, any Confidential Information contained in any material in its or its Representatives’ possession or control.

(c) Each Party may retain in a secure archive a copy of the Confidential Information referred to in Section 7.02(b) if the Confidential Information is required to be retained by such Party by any Applicable Laws.

(d) Each Party acknowledges that, in relation to Confidential Information received from the other Party, the obligations contained in Section 7.02(a) shall continue to apply for a period of twelve (12) months following termination of this Agreement unless otherwise agreed in writing.

SECTION 7.03. Permitted Disclosures. A Party may make disclosures (a) to those of its Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement but only on a confidential basis; (b) if required by law or a court of competent jurisdiction, the SEC or another regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other Party and the other Party has had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable; (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Representatives; or (d) if such information was already available to such Party or its Representatives on a non-confidential basis prior to its being furnished to such Party from another person.

ARTICLE VIII

NOTICES

SECTION 8.01. Notices. Any notice, request, instruction or other document to be given hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail:

If to the Founder Parties:

Mr. Chuanwei Zhang
Jianye Road, Mingyang Industry Park
National Hi-Tech Industrial Development Zone
Zhongshan, Guangdong 528437
People’s Republic of China

with a copy to:

Simpson Thacher & Bartlett
35/F ICBC Tower
3 Garden Road
Central, Hong Kong
Attention: Kathryn King Sudol and Ian C. Ho
Facsimile: + (852) 2869-7694
Email: ksudol@stblaw.com and iho@stblaw.com

If to the Sponsors:

Guangzhou Huifu Kaile Investment (L.P.)
Room 5205, International Finance Centre
Zhujiang West Road, Zhujiang New Town, Guangzhou, 510623
People’s Republic of China
Attention: Jessie Wu
Facsimile: +86 (020) 2338-8627
Email: jswu@sfund.com

Shanghai Dajun Guancheng Capital Fund
Room 1601, Taikang International Building
No.2 Wudinghou Street, Xicheng District, Beijing, 100140
People’s Republic of China
Attention: Qiaoning Chen
Facsimile: +86 (010) 5608-6961
Email: chenqiaoning@greatwheel.com.cn

Anhui Zhongan Xinzhao Private Equity Investment LLP
20/F Tower B, East Pacific International Center, 7888 Shennan Avenue,
Futian District, Shenzhen 518040,
People’s Republic of China
Attention: Yu Han
Facsimile: +86 (0755) 88917931
Email: hanyu1@cmhk.com

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

SECTION 9.01. Representations and Warranties. Each Party hereby represents and warrants to the other (on behalf of such Party only) that (a) it has the requisite power and authority to execute, deliver and perform this Agreement, (b) if such Party is a not a natural person, the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such person and no additional corporate proceedings are necessary to approve this Agreement, and (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof. Each Party further represents and warrants to the other (on behalf of such Party only) that (i) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (A) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract or agreement to which such person is a party or by which such person is bound or office such person holds; (B) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such person or any of the properties or assets of such person; or (C) result in the creation of, or impose any obligation on such person to create, any lien, charge or other encumbrance of any nature whatsoever upon such person’s properties or assets and (ii) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Party.

SECTION 9.02. Target Ordinary Shares. (a) As of the date of this Agreement, (i) each Founder Party holds of record the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” under its name on Schedule A, free and clear of any encumbrances or restrictions and (ii) none of the Sponsors nor any of their respective Affiliates beneficially own any of the issued and outstanding Target Ordinary Shares (and does not beneficially own any options, warrants or other rights which are exercisable or exchangeable for, or convertible into, Target Ordinary Shares), and (b) each of the Founder Parties has the joint right with one or more other Founder Parties to control the voting and disposition of the Target Ordinary Shares and any other Securities (if any) held by such Founder Party.

(b) The Founder has the sole right to control the voting and disposition of the Target Ordinary Shares and any other Securities of Target held by Founder Vehicle 1. Ms. Wu has the sole right to control the voting and disposition of the Target Ordinary Shares and any other Securities of Target held by Founder Vehicle 2. The Founder and Ms. Wu have the shared right to control the voting and disposition of the Target Ordinary Shares and any other Securities of Target held by each of Founder Vehicle 1 and Founder Vehicle 2.

(c) For purposes of this Section 9.02, “owns” means any person that (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

SECTION 9.03. Separate Representations and Warranties. Each representation and warranty in Section 9.01 and Section 9.02 is a separate representation and warranty. The interpretation of any representation and warranty may not be restricted by reference to or inference from any other representation and warranty.

SECTION 9.04. Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Section 9.01 and Section 9.02 and have been inducted by them to enter into this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to the subject matters contemplated in this Agreement.

SECTION 10.02. Further Assurances. Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

SECTION 10.03. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

SECTION 10.04. Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 10.05. Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Party; provided, however, each Sponsor may assign its rights and obligations under this Agreement, in whole or in part, to any affiliated investment funds of such Sponsor, any investment vehicles of such Sponsor or such funds (other than any portfolio companies of such Sponsor or such funds), but no such assignment shall relieve such Sponsor from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

SECTION 10.06. No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

SECTION 10.07. Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. This Agreement shall not be effective until each Party has executed at least one counterpart.

SECTION 10.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

SECTION 10.09. Dispute Resolution. Subject to Section 10.10, each of the Parties hereby agrees that any and all disputes or claims arising out of or relating to this Agreement shall be exclusively referred to and finally resolved by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administrated Rules (“HKIAC Rules”), which are deemed to be incorporated by reference into this clause, except that any provisions in those Rules which relate to the nationality of arbitrators shall be disapplied in their entirety. The procedure for arbitration will be as follows: the arbitral tribunal (the “Tribunal”) shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The seat of arbitration shall be Hong Kong and the language of the arbitration shall be English. The Tribunal shall have no authority to award punitive or other punitive-type damages.

SECTION 10.10. Remedies. Without prejudice to the rights and remedies otherwise available to any Party, including the right to claim money damages for breach of any provision hereof, any Party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

SECTION 10.11. Existing Consortium Agreement. The Existing Consortium Agreement shall be amended and restated with immediate effect upon the execution of this Agreement. Each of the parties to the Existing Consortium Agreement hereby releases and discharges all obligations and liabilities of the other parties thereunder, effective as of the date of this Agreement. Such amendment and restatement under this Section 10.11 shall be without prejudice to any claims for damages or other remedies that the parties may have under the Existing Consortium Agreement or applicable law.

ARTICLE XI

DEFINITIONS AND INTERPRETATION

SECTION 11.01. Definitions. In this Agreement, unless the context requires otherwise:

“ADSs” means the American Depositary Shares of the Target, each of which currently represents one (1) Target Ordinary Share.

“Advisors” means the advisors and/or consultants of Holdco, BVI I, Parent, the Parties and/or a Party, as the case may be, appointed in connection with the Transaction.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly.

“Agreement” means this Consortium Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Applicable Laws” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental authority.

“Arbitrator” has the meaning given in Section 10.09.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong and in New York, New York, for the transaction of normal banking business.

“BVI I” has the meaning given in the recitals.

“Claim” means a claim against any one or more of the Parties arising from or relating to the Transaction in respect of which a Party is, or is sought to be, made liable to pay any sum of money to any person other than a Party (or any of their respective Affiliates), whether on a joint and several basis or on any other basis.

“Closing” means the consummation of the Transaction.

“Common Shares” has the meaning given in Section 1.04.

“Competing Proposal” means a proposal, offer or invitation to the Company, the Sponsor, the Founder Parties or any of their respective Affiliates (other than the Proposal), that involves the acquisition of 10% or more of the Target Ordinary Shares, a sale of all or a substantial part of the assets of the Target, a restructuring or recapitalization of the Target, or some other transaction that would adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality or such information is or becomes publicly available other than through a breach of this Agreement by such Party and (b) the existence or terms of, and any negotiations or discussions relating to, the Proposal.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise.

“Debt Financing” has the meaning given in Section 1.03.

“Discloser” has the meaning given in Section 7.02(a).

“Documentation” means the documentation required to implement the Transaction, including the Proposal, the Merger Agreement, Rollover Agreement, Support Agreement, Subscription Agreement, one or more equity commitment letters from each Sponsor to Holdco with respect to the provision of equity financing to Holdco, one or more limited guarantees from each Sponsor to the Target with respect to the guarantee of certain obligations of Parent and Merger Sub under the Merger Agreement, the Shareholders’ Agreement, Debt Financing documents, filings with the SEC and other governmental agencies, and ancillary documentation, in each case, in the form to be agreed by the Parties.

“Exchange Act” has the meaning given in the recitals..

“Excluded Investor Expenses” has the meaning given in Section 3.01(a).

“Exclusivity Period” means the period beginning on the date hereof and ending on the first to occur of: (a) the consummation of the Transaction; and (b) the termination of the Merger Agreement in accordance with the terms thereof.

“Existing Consortium Agreement” has the meaning given in the recitals.

“Financing Banks” has the meaning given in Section 1.03.

“Founder” has the meaning given in the preamble.

“Founder Parties” has the meaning given in the preamble.

“Founder Vehicle 1” has the meaning given in the preamble.

“Founder Vehicle 2” has the meaning given in the preamble.

“HKIAC” has the meaning given in Section 10.09.

“HKIAC Rules” has the meaning given in Section 10.09.

“Holdco” has the meaning given in the recitals.

“Holdco Shares” has the meaning given in Section 1.04.

“Investor Expenses” has the meaning given in Section 3.01(a).

“KPMG” has the meaning given in Section 2.03(a).

“King & Wood” has the meaning given in Section 2.03(a).

“Liability” means a liability to pay a sum of money arising pursuant to a Claim (which sum is deemed to include all legal and other costs, damages, losses and expenses incurred in connection with (or arising directly or indirectly from) defending, disputing or otherwise dealing with any such Claim) where the liability arises from a judgment given by a court of competent jurisdiction, the final decision given in any binding arbitration proceedings or the agreed settlement of the Claim.

“Merger” has the meaning given in the recitals.

“Merger Agreement” has the meaning given in the recitals.

“Merger Consideration” has the meaning given in the recitals.

“Merger Sub” has the meaning given in the recitals.

“Ms. Wu” has the meaning given in the preamble.

“NYSE” has the meaning given in the recitals.

“Parent” has the meaning given in the recitals.

“Parties” has the meaning given in the preamble.

“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement, Hong Kong and Macau Special Administrative Regions and Taiwan.

“Proposal” has the meaning given in the recitals.

“Recipient” has the meaning given in Section 7.02(a).

“Representative” of a Party means such Party’s officers, managers, directors, general partners, employees, outside counsel, accountants, consultants, financial advisors, potential sources of equity or debt financing (and their respective counsel).

“Respective Proportion” means, with respect to a Party, (i) the proportion that such Party’s planned equity participation in Common Shares bears to the aggregate amount of all of the Parties’ planned equity participation in Common Shares, including Rollover Shares (ii) solely for purposes of apportioning the Sponsors Due Diligence Expenses in accordance with Section 3.01(b), the proportion that such Sponsor’s planned equity participation in Common Shares bears to the aggregate amount of the planned equity participation in Common Shares of the Sponsors.

“Rollover Shares” has the meaning given in the recitals.

“Rollover Shareholders” means the shareholders of Target listed on Schedule A hereto (including the Founder Parties), who are currently contemplated to have all or a portion of their respective Target Ordinary Shares to be converted into certain Common Shares at the effective time of the Merger in accordance with Section 1.04(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities” means shares, warrants, options and any other securities which are convertible into or exercisable for shares in the Target.

“Shareholders’ Agreement” has the meaning given in Section 1.02.

“Special Committee” means a special committee of independent directors of the Target that will be established to be responsible for, among other matters, negotiating the terms of the Transaction.

“Sponsor” has the meaning given in the preamble.

“Support Agreement” means the agreement to be entered into by and among the Parent, Company and Rollover Shareholders.

“Sponsors Due Diligence Expenses” has the meaning given in Section 3.01(b).

“Surviving Company” has the meaning given in the recitals.

“Target” has the meaning given in the recitals.

“Target Ordinary Shares” has the meaning given in the recitals.

“Transaction” has the meaning given in the recitals.

“Transfer” has the meaning given in Section 5.01(b).

“Tribunal” has the meaning given in Section 10.09.

SECTION 11.02. Statutory Provisions. All references to statutes, statutory provisions, enactments, directives or regulations shall include references to any consolidation, reenactment, modification or replacement of the same, any statute, statutory provision, enactment, directive or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

SECTION 11.03. Recitals and Schedules. References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the Parties are references respectively to the Parties and their legal personal representatives, successors and permitted assigns.

SECTION 11.04. Meaning of References. In this Agreement, unless the context requires otherwise:

(a) words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b) references to a “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a “company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c) references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation;

(d) any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form;

(e) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(f) references to “US$” are to the lawful currency of the United States of America, as at the date of this Agreement; and

(g) references to “Target Ordinary Shares” shall include Target Ordinary Shares represented by ADSs.

SECTION 11.05. Headings. Section and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

SECTION 11.06. Negotiation of the Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Chuanwei Zhang
Chuanwei Zhang

/s/ Ling Wu
Ling Wu

FIRST WINDY INVESTMENT CORP.

By:	/s/ Chuanwei Zhang
Name: Chuanwei Zhang
Title: Director

RICH WIND ENERGY THREE CORP.

By:	/s/ Ling Wu
Name: Ling Wu
Title: Director

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

GUANGZHOU HUIFU KAILE INVESTMENT (L.P.)

( )

By:	/s/ Li Xiangmin
Name: Li Xiangmin
Title: Appointed Representative

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

SHANGHAI DAJUN GUANCHENG CAPITAL FUND
( )

By:	/s/ Xiang Hu
Name: Xiang Hu
Title: Executive Partner Delegate

[Consortium Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

ANHUI ZHONGAN XINZHAO PRIVATE EQUITY INVESTMENT LLP
( )

By:	/s/ Guang Yang
Name: Guang Yang Title: Executive Partner Delegate

[Consortium Agreement Signature Page]

SCHEDULE A

EXISTING SHARE OWNERSHIP

Founder Parties

Founder and Founder Vehicle 1

Target Ordinary Shares Held of Record by Founder and Founder Vehicle 1 :	12,134,593 Ordinary Shares

Rollover Shares Held of Record or beneficially by Founder	12,134,593 Ordinary Shares

Ms. Wu and Founder Vehicle 2

Target Ordinary Shares Held of Record by Ms. Wu and Founder Vehicle 2 :	40,294,306

Rollover Shares Held of Record or beneficially by Ms. Wu :	40,294,306

Other Rollover Shareholders

Rollover Shareholder	Target Ordinary Shares Held of Record
Yuan Li	7,605,163
Eapard Investment Management Co. Ltd	550,000
CAI Stephanie Ye	286,896
SCGC Capital Holding Company Limited	4,721,800
Ironmont Investment Co., Ltd.	3,653,900
Jinfa Wang	693,897
Jianren Wen	320,000
Guomin Chen	140,000
Xeuliang Ma	40,000

Rollover Shareholder	Target Ordinary Shares Held of Record
Yunshan Jin	300,000
Yanhua Li	100,000
Renjing Cao	150,000
Jiawan Cheng	60,000
Longquan Yan	50,000
Zhongmin Shen	150,000

SCHEDULE B

CAPITALIZATION TABLE OF SURVIVING COMPANY IMMEDIATELY AFTER CLOSING

	Shares	Percentage
Founder and Founder Vehicle 1	16,425,590	10.3814%
Ms. Wu and Founder Vehicle 2	54,543,055	34.4733%
Rollover shareholders (1)	25,477,312	16.1026%
Parent	61,772,919	39.0427%

	158,218,876	100.0%

Note:

(1) Represents:

Yuan Li	10,294,477
Eapard Investment Management Co., Ltd.	744,489
CAI Stephanie Ye	388,347
SCGC Capital Holding Company Limited	6,391,508
Ironmont Investment Co., Ltd.	4,945,981
Jinfa Wang	939,271
Jianren Wen	433,157
Guomin Chen	189,506
Xeuliang Ma	54,145
Yunshan Jin	406,085
Yanhua Li	135,362
Renjing Cao	203,043
Jiawan Cheng	81,217
Longquan Yan	67,681
Zhongmin Shen	203,043

25,477,312

SCHEDULE C

FORM OF ADHERENCE AGREEMENT

FORM OF ADHERENCE AGREEMENT

THIS ADHERENCE AGREEMENT (this “Agreement”) is entered into on [                    ], by and among [                    ], a [                    ] incorporated and existing under the laws of [                    ] (the “New Sponsor”) and the Existing Parties (as defined below).

RECITALS:

A	On June 22, 2016, Mr. Chuanwei Zhang, Ms. Ling Wu, First Windy Investment Corp., Rich Wind Energy Three Corp. and Guangzhou Huifu Kaile Investment (L.P.) and Shanghai Dajun Guancheng Capital Fund (the “Existing Parties”) entered into a consortium agreement (the “Consortium Agreement”) and proposed to undertake a transaction (the “Transaction”) with respect to China Ming Yang Wind Power Group Limited (the “Target”), a company listed on the New York Stock Exchange (“NYSE”), pursuant to which the Target would be delisted from the NYSE and deregistered under the United States Securities Exchange Act of 1934, as amended.

B	One or more additional parties may be admitted to the Consortium as a “Sponsor” pursuant to Section 1.01 of the Consortium Agreement.

C	The New Sponsor now wishes to be admitted to the Consortium as a “Sponsor” and to participate in the Transaction contemplated under the Consortium Agreement, to execute this Agreement and to be bound by the terms of the Consortium Agreement as a Sponsor and a Party thereto.

Now, therefore, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

AGREEMENT:

1	Definitions and interpretation

1.1	Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Consortium Agreement.

1.2	This Agreement shall be incorporated into the Consortium Agreement as if expressly set forth at length in the Consortium Agreement.

1.3	The section headings contained in this Agreement are included for convenience only and do not affect the interpretation of this Agreement.

2	Undertakings

2.1	The New Sponsor acknowledges and undertakes, for the benefit of each of the Existing Parties that it shall, with effect from the date hereof, perform and comply with each of the obligations of a Sponsor under the Consortium Agreement as if it had been a Party thereto on the date of execution thereof. The New Sponsor further acknowledges and agrees that where there is reference to the “Sponsor” or a “Party” in the Consortium Agreement, such reference shall be deemed to include a reference to the New Sponsor, as applicable, and with effect from the date hereof, all of the rights of the Sponsor provided under the Consortium Agreement will be accorded to the New Sponsor as if the New Sponsor had been a Sponsor and a Party under the Consortium Agreement at the date of execution thereof.

3

3	Representations and Warranties

3.1	The New Sponsor represents and warrants to each of the Existing Parties as follows:

3.1.1	It is a company duly organized, established and validly existing under the laws of [ ] and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

3.1.2	It has full power and authority to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by the New Sponsor has been duly authorized by all necessary action on behalf of the New Sponsor.

3.1.3	This Agreement has been duly executed and delivered by the New Sponsor and constitutes the legal, valid and binding obligation of the New Sponsor, enforceable against it in accordance with the terms hereof.

3.1.4	The New Sponsor acknowledges that each of the Existing Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties made by the New Sponsor in this Sections 3 and have been induced by them to enter into this Agreement.

4	Governing Law

4.1	This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

5	Dispute Resolution

5.1	Subject to Section 5.2 hereof, each of the Parties hereby agrees that any and all disputes or claims arising out of or relating to this Agreement shall be exclusively referred to and finally resolved by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administrated Rules (“HKIAC Rules”), which are deemed to be incorporated by reference into this clause, except that any provisions in those Rules which relate to the nationality of arbitrators shall be disapplied in their entirety. The procedure for arbitration will be as follows: the arbitral tribunal (the “Tribunal”) shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The seat of arbitration shall be Hong Kong and the language of the arbitration shall be English. The Tribunal shall have no authority to award punitive or other punitive-type damages.

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5.2	Without prejudice to the rights and remedies otherwise available to any Party, including the right to claim money damages for breach of any provision hereof, any Party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

6	Counterparts

6.1	This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signature page follows]

5

IN WITNESS WHEREOF, the New Sponsor has caused this Agreement to be duly executed by its respective authorized officers as of the day and year first above written.

[NEW SPONSOR]

By:
Name: Title:

[Signature page to Adherence Agreement]

Acknowledged and agreed:

Chuanwei Zhang

Ling Wu

FIRST WINDY INVESTMENT CORP.

By:
Name: Chuanwei Zhang
Title: Director

RICH WIND ENERGY THREE CORP.

By:
Name: Ling Wu
Title: Director

Acknowledged and agreed:

GUANGZHOU HUIFU KAILE INVESTMENT (L.P.)

By:
Name: Li Xiangmin
Title: Appointed Representative

Acknowledged and agreed:

SHANGHAI DAJUN GUANCHENG CAPITAL FUND
( )

By:
Name: Xiang Hu Title: Executive Partner Delegate

Acknowledged and agreed:

ANHUI ZHONGAN XINZHAO PRIVATE EQUITY INVESTMENT LLP
( )

By:
Name: Guang Yang
Title: Executive Partner Delegate